                              INVESTMENT AGREEMENT

                                     BETWEEN

                               FOCUS SURGERY, INC.

                                       AND

                                  MISONIX, INC.

                                   MAY 3, 1999


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                              INVESTMENT AGREEMENT

     This Investment Agreement ("Agreement") is entered into as of the 3rd day of May, 1999 by and between FOCUS SURGERY, INC, a Delaware corporation (the "Company"), and MISONIX, INC., a New York corporation ("Misonix").

                             PRELIMINARY STATEMENTS

     The Company is principally engaged in the business, among other things, of developing and commercializing products which accomplish prostate therapy and general surgical applications using High Intensity Focused Ultrasound ("HIFU"). The Company and Misonix mutually recognize that potential business opportunities exist in the field of HIFU, including investment by Misonix in the equity securities of the Company and certain agreements regarding development, commercialization and production of HIFU products. Capitalized terms not otherwise defined herein have the meanings ascribed to them in Article IX.

                              TERMS AND CONDITIONS

     In consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement and intending to be legally bound, the Company and Misonix agree as follows:

                                   ARTICLE I.

                PURCHASE OF CONVERTIBLE SERIES M PREFERRED STOCK

     Section 1.1. Purchase and Sale. Subject to the terms and conditions of this Agreement, Misonix agrees to purchase from the Company and the Company agrees to sell, convey and deliver to Misonix Two Thousand Five Hundred (2,500) shares of the 4% Convertible Series M Preferred Stock, without par value, of the Company ("Preferred Stock"), representing 20% of the issued and outstanding capital stock (of all classes) of the Company, calculated on a fully diluted and converted basis as provided in Schedule 1.1 hereof at a purchase price of One Thousand Two Hundred Dollars ($1,200.00) per share, for an aggregate amount of Three Million Dollars ($3,000,000.00) ("Purchase Price").

     The Company agrees that all Preferred Stock issued to Misonix pursuant to this Agreement shall be validly issued, fully paid, and nonassessable and all Preferred Stock shall be issued to Misonix free and clear of all liens, encumbrances, equitable rights of third parties, options, claims, pledges, and other limitations on the ownership, voting, convertibility, or transferability of the Preferred Stock, except as contemplated by this Agreement. The terms of the Preferred Stock shall be as set forth in the Restated Certificate of Incorporation of the Company, a copy of which is annexed hereto as Exhibit 1.1.


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     Section 1.2. Subsequent Purchase and Sale of Additional Preferred Stock.
Subject to the terms and conditions of this Agreement, and so long as the Company is not in default in any material respect of this Agreement (after the Company has had a reasonable opportunity to cure such default following notice from Misonix) or the agreements incident thereto, Misonix agrees to purchase from the Company and the Company agrees to sell to Misonix Eight Hundred Ninety-Three (893) additional shares (the "Additional Shares") of the Company's Series M Preferred Stock at a purchase price of One Thousand Six Hundred Eighty Dollars ($1,680.00) per share, for an aggregate amount of One Million Five Hundred Thousand Two Hundred Forty Dollars ($1,500,240.00) (the "Additional Purchase Price"). The purchase and sale of the Additional Shares shall be completed within thirty (30) days after Misonix has received written notice from the Company certifying satisfaction of both of the following conditions: (a) the Company has received a Pre-Market Approval from the United States Food and Drug Administration with respect to use of the Company's Sonablate(TM) product for Benign Prostatic Hyperplasia treatment in the United States; and (b) the Company has publicly announced, with the concurrence of Misonix which shall not be unreasonably withheld, that the "next generation" of the Company's Sonablate 200(TM) platform (SBX) has been developed to the point that it is ready for manufacturing. The Company's representations and covenants in connection with such sale shall be substantially as set forth in this Agreement, including applicability of all conversion and anti-dilution provisions contained herein and in the documents incident thereto, including applicability to the description of these conversion terms.

                                   ARTICLE II.

                         REPRESENTATIONS AND WARRANTIES

                                 OF THE COMPANY

     As a material inducement to Misonix to enter into and consummate the transactions contemplated by this Agreement, the Company represents and warrants to Misonix as follows:

     Section 2.1. Organization, Good Standing and Qualification of the Company. The Company is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, without limitation on the duration of its corporate existence, and has filed all reports that it is required to file with the Secretary of State of the State of Delaware and all other governmental authorities as required to maintain its corporate existence. The Company has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now conducted. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement. The Company is duly qualified as a foreign corporation and is in good standing in each state or jurisdiction where such qualification is necessary because of the nature of the assets and properties it owns, leases, or operates or because of the nature of the business it conducts, except to the extent failure to be so qualified would not have a material adverse effect on the Company. The Company is delivering to Misonix copies of its Restated Certificate of Incorporation and Amended and Restated Bylaws at Closing certified as true, complete and correct by the Secretary of the Company. The Company is not in violation of its Restated Certificate of Incorporation or its Amended and Restated Bylaws.


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     Section 2.2. Capital Structure of the Company. The authorized capitalization of the Company and the number of shares of each class or series of the Company's capital stock which are issued and outstanding is set forth in
Section 2.2(a) of the Disclosure Schedule previously delivered by the Company to Misonix (the "Disclosure Schedule"). All of the issued and outstanding shares of Common Stock were duly and validly issued, are fully paid and nonassessable, free of preemptive rights and were issued by the Company in compliance with all applicable Laws. Any Preferred Stock, and any Common Stock issuable upon conversion of the Preferred Stock, issued to Misonix pursuant to this Agreement will, when issued, be duly and validly issued, fully paid and nonassessable, and issued in compliance with all applicable Laws (assuming the accuracy of the representations of Misonix in Article V), and will be free of any Liens other than those created by or imposed upon the holders through no action of the Company; provided, however, that those shares may be subject to restrictions on transfer (a) under state and/or federal securities laws as set forth in this Agreement and as may be required by future changes in those laws, or (b) under the Shareholders' Agreement. The owners of record of the outstanding Common Stock and the owners known to the Company of options or warrants to acquire Common Stock including the number of shares owned or subject to option or to a warrant, are set forth in Schedule 2.2(b) of the Disclosure Schedule. The Company has no treasury stock. Except as set forth in Section 2.2(c) of the Disclosure Schedule, the Company has no outstanding subscription right, options, warrants, conversion rights, agreements, or commitments for the purchase, issuance, transfer, or sale of any security of the Company, and except as set forth in this Agreement or in the Shareholders' Agreement, the Company knows of no restrictive stock transfer, voting trust, or other agreement or commitment relating to the transfer or voting of any equity security of the Company. The Company has granted no registration rights or preemptive rights with respect to any of the Company's securities, except as contemplated by this Agreement and the Shareholders' Agreement. There are no stock appreciation rights, phantom stock, or similar rights in existence with respect to the Company.

     Section 2.3. Title to Shares. The Company has full right, power and authority to sell, transfer and deliver the Preferred Stock and Additional Shares, and upon delivery of the certificates therefor as contemplated in this Agreement, the Company will transfer to Misonix valid and marketable title to such shares, including all voting and other rights to such shares, free and clear of all pledges, liens, security interests, options, rights of any third party, or other encumbrances except for any which are the result of any act of Misonix.

     Section 2.4. Compliance with Securities Laws. Assuming the accuracy of the representations of Misonix in Article V, the transactions contemplated by this Agreement, including but not limited to the issuance of the Preferred Stock and the issuance of Conversion Stock, are exempt from the registration and prospectus delivery requirements of the Securities Act and any securities registration or prospectus delivery requirements under applicable state or other securities laws, and the Company has complied with and shall comply with all requirements of the exemptions from registration and prospectus delivery under federal, state, or other securities laws upon which the Company is relying.


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     Section 2.5. Authority. The execution and delivery of this Agreement and each of the other agreements and documents executed and delivered by the Company in connection with this Agreement (the "Investment Documents") and the consummation of the transactions contemplated by the Investment Documents have been duly authorized by all necessary corporate action of the Board of Directors and the shareholders of the Company.

     Section 2.6. Validity; No Violation.

     (a) The Investment Documents represent or will represent valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

     (b) Except as set forth in Section 2.6 of the Disclosure Schedule, neither the execution and delivery of each of the Investment Documents by the Company nor the consummation by the Company of the transactions contemplated by any of the Investment Documents will:

          (i) conflict with or result in a breach of any provision of the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Company;

          (ii) constitute a default (or event which, with notice or lapse of time, or both, would constitute a default), or trigger any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, lien, bond, mortgage, indenture, license, lease, agreement, or other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets is bound;

          (iii) violate any Law, judgment, order, writ, injunction, or decree of any court, arbitrator, administrative agency, or governmental body applicable to the Company or any of its properties, assets, or outstanding debt or equity securities; or

          (iv) to the knowledge of the Company, cause, or give any person grounds to cause (with or without notice, the passage of time, or both), the maturity of any material liability or obligation of the Company to be accelerated or increased.

     (c) Other than the filing of the Restated Certificate of Incorporation or as may be set forth on Section 2.6(c) of the Disclosure Schedules, no consent or approval by, and no filing or registration with, any governmental authority or any other person or entity is required in connection with the execution and delivery of each of the Investment Documents or the consummation by the Company of the transactions contemplated by the Investment Documents, including but not limited to the issuance of Preferred Stock or the Conversion Stock by the Company to each of the Investors.


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      Section 2.7. Financial Statements. Audited balance sheets of the Company and related statements of income and cash flows, together with the auditors' report thereon as at June 30, 1997 and June 30, 1998 (collectively, the "Audited Financial Statements") and internally prepared unaudited balance sheets and income statements of the Company for the six month period ended December 31, 1998 (the "Interim Financial Statements") have been delivered to Misonix and are set forth in Section 2.7 of the Disclosure Schedule. The Audited Financial Statements and the Interim Financial Statements (collectively, the "Financial Statements"), including any related schedules and notes, are true, correct, and complete in all material respects, have been prepared from the books and records of the Company in accordance with GAAP that were, except as otherwise stated in the Financial Statements, consistently followed throughout the periods involved, and present fairly the financial position and results of operations of the Company on the dates and for the periods indicated (subject to the lack of footnote disclosure and changes resulting from normal year-end adjustments). Without limiting the generality of the foregoing, the balance sheets included in the Financial Statements disclose all of the material debts, liabilities, and monetary obligations of any nature (whether absolute, accrued, or contingent and whether due or to become due) of the Company as of their respective dates that, in accordance with GAAP, are required to be disclosed in the balance sheets or notes thereto.

     Section 2.8. No Undisclosed or Contingent Liabilities. Except as and to the extent set forth in Section 2.8 of the Disclosure Schedule, the Company does not have reason to know of, after due inquiry, any liabilities or obligations of any material nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) which are not fully reflected or reserved against in the Interim Financial Statements, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date thereof or for liabilities and obligations that in accordance with GAAP are not required to be disclosed in the Interim Financial Statements. In the reasonable judgment of the Company: (a) the reserves for such liabilities and obligations reflected in the Interim Financial Statements are adequate, appropriate and reasonable; and (b) there is no basis for the assertion against the Company of any liability or obligation of any nature whatsoever not fully reflected or reserved against in the Interim Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date thereof.

     Section 2.9. No Material Adverse Change. Since the date of the Interim Financial Statements, there has been no material adverse change in the assets, properties, business, operations or condition (financial or otherwise) of the Company, nor, to the Company's knowledge, has there been any event which reasonably can be expected to have a materially adverse effect on any of the foregoing.

     Section 2.10. Tax Matters.

     (a) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, duties or other assessments whether federal, state, local or foreign, based upon or measured by income, capital, net worth or gain and any other tax including without limitation, recapture, gross receipts, profits, sales, use, occupation, use and occupancy, value added, ad valorem, customers, transfer, franchise, shares, withholding, payroll, employment, excise, or property taxes with respect to the Company, together with any interest, fines, penalties and additions to tax imposed with respect thereto.

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     (b) The Company is not presently under, nor has it received notice of, nor to its knowledge is it under, any investigation or audit by the Internal Revenue Service or any foreign or state agency concerning any fiscal year or period ended prior to the date hereof.

     (c) As of the date hereof, the Company has timely filed, (i) all Tax returns, other than Tax returns, the Tax liability with respect to which, would not have a material adverse effect on the Company taken as a whole, which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to the Company; and (ii) all such returns are true and correct in all material respects.

     (d) The Company has paid all Taxes of the Company that have become or are due with respect to any period ended on or prior to the date hereof, and has established an adequate reserve therefor on the Interim Financial Statements for those Taxes not yet due and payable, except for any Taxes which do not have a material and adverse affect on the Company taken as a whole.

     (e) The Company has not at any time consented under Section 336(e) or
Section 341(f)(1) of the Internal Revenue Code of 1986, as amended (the "Code") to have the provisions of Section 336(e) or Section 341(f)(2) of the Code, respectively, apply to any sale of its stock.

     (f) All Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency.

     Section 2.11. Intellectual Property.

     (a) Section 2.11(a) of the Disclosure Schedule contain a list and description of:

          (i) all patents, copyrights, trademarks, service marks, and trade names, and the registrations and applications therefor, owned by or licensed to the Company which the Company believes to be material to its operations; and

          (ii) all licenses and license agreements related to the Intellectual Property to which the Company is a party and which the Company believes to be material to its operations.

     (b) Except as set forth in Section 2.11(b) of the Disclosure Schedule and except to the extent not material to the Company's operations:

          (i) the Company owns or has the right to use all of the Intellectual Property and registrations and applications therefor;

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          (ii) all Intellectual Property and applications and registrations therefor are duly authorized and issued, valid, and have not been canceled, amended, or modified, and the Company is not aware of any facts that would invalidate or render any of them unenforceable;

          (iii) all personnel who have participated in the development of proprietary works for the Company either have been party to a work for-hire relationship or have assigned or licensed to the Company all title in or right to use such proprietary works;

          (iv) no Person has given notice to the Company that such Person asserts any royalty claim or other claim whatsoever, including but not limited to claims of ownership, direct or indirect, in respect of the Intellectual Property, in respect of which or by reason of which the Company is indebted to any person or his or her heirs or assigns; and

          (v) the Company has not received any notice alleging that it is infringing upon, likely to infringe upon, or otherwise acting adversely to any known right or claimed right of any person under or with respect to the Intellectual Property.

          (vi) The Company, to its knowledge, does not infringe upon or unlawfully use any patent, trademark, tradename, service mark, copyright or trade secret owned or claimed by another.

          (vii) The Company's license agreements pertaining to the use of Intellectual Property are valid and in full force and effect and binding upon the parties thereto and the Company is not in default under any of such agreements.

     Section 2.12. Litigation. Except as set forth in Section 2.12 of the Disclosure Schedule:

     (a) there are no actions, suits, legal or administrative proceedings, investigations, or claims pending or, to the knowledge of the Company, threatened against the Company involving or affecting any of its assets or properties, whether at law or in equity, whether civil or criminal in nature or whether before or by a federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign;

     (b) neither the Company nor any of its assets is subject to any judicial or administrative order, judgment, injunction, restriction, or decree;

     (c) the Company has not received notice of any violation or investigation of any violation of any Laws;

     (d) the designation in Section 2.12(d) of the Disclosure Schedule of whether a claim is insured or uninsured is true and correct; and

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     (e) the Company has no action, suit, or proceeding currently pending against another party in which the Company is the plaintiff, nor does the Company currently intend to initiate such an action, suit, or proceeding.

     2.13 Section. Compliance: Governmental Authorization. Except as set forth in Section 2.13 of the Disclosure Schedule, the Company:

     (a) has complied in all material respects with, is not in default or violation in any material respect under, any and all Laws that apply to the Company and its operations, properties and business;

     (b) has not received any or been made the subject of any claims, charges, or investigations, or threats of claims, charges, or investigations alleging the failure of the Company to comply with any Laws;

     (c) has duly filed all reports and returns required to be filed by it with governmental authorities and has all Permits necessary for conducting its business and those Permits are in full force and effect, no violations have been recorded in respect of those Permits, and no proceeding is pending or threatened to revoke or limit any of those Permits; and

     (d) has complied with all orders, writs, injunctions, and decrees applicable to the Company or to any of the Company's operations, assets, or properties.

     Section 2.14. Insurance. The assets, properties and operations of the Company are insured under various policies of general liability and other forms of insurance as set forth on Section 2.14 of the Disclosure Schedule. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default by the Company or, to the Company's knowledge, event which, with the giving of notice or lapse of time or both, would constitute a default by the Company thereunder. All premiums to date have been paid in full.

     Section 2.15. Labor Matters. No employee of the Company is covered by any collective bargaining agreement. The Company has complied, and is currently in compliance, in all material respects with applicable Laws relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination and payment of social security and similar taxes.

     Section 2.16. Company Benefit Plans and Arrangements. A true and complete list and copy of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")), and any trust or other funding agency created thereunder maintained or contributed to by the Company for the benefit of employees of the Company and all other deferred compensation or fringe benefit plans, arrangements or practices of the Company, including without limitation, severance pay, stock options and similar plans or arrangements and other benefit obligations of the Company, whether oral or written, to any of its employees (the "Company Benefit Plans"), is set forth in
Section 2.16 of the Disclosure Statement. The Company Benefit Plans are the only Company Benefit Plans maintained by or contributed to by the Company for the benefit of its shareholders, officers, directors, employees or former employees which are related to the assets of the Company or the business. Each such Company Benefit Plan, which is subject to ERISA and the Code, is and always has been in compliance, in all material respects, with the provisions of ERISA and the Code, and they, and all other such Company Benefit Plans are in compliance with all other Laws applicable thereto. The Company maintains no plan or program that provides post-retirement medical or death benefits or other post-retirement health or welfare benefits. The Company has never contributed to nor been obligated to contribute to any multi-employer plan as said term is defined in Section 4001(a)(3) of ERISA.

     Section 2.17. Environmental Laws. The Company and all its properties and operations are and have been in compliance, in all material respects, with, and are not and have not been in material violation of, any Federal, state, or local statutes, laws, orders, ordinances, rules, regulations, policies or other requirements of any governmental agency or authority regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials (as defined below), including without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Superfund Amendment and Reauthorization Act of 1986 ("SARA"), the Federal Water Pollution Control Act, and any state counterparts thereof (all of the foregoing being herein referred to herein as "Environmental Laws"). As used herein the term "Hazardous Materials" means any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) CERCLA, SARA, RCRA or any other Environmental Laws as now in effect. The Company has not engaged in or permitted the generation, use, treatment, storage, discharge or disposal of any Hazardous Materials and has not caused or permitted a release of Hazardous Materials onto, at, in, or under the real property located at 3940 Pendleton Way, Indianapolis, Indiana in violation of any Environmental Laws. The Company has never received notice of any violation or noncompliance with any Environmental Law.

     Section 2.18. Transactions with Affiliates. Except as set forth in Section
2.18 of the Disclosure Schedule, no shareholder, director, officer or employee of the Company, or any member of his or her immediate family or any other of its, his or her affiliates, owns or has a 5% or more ownership interest in any corporation or other entity that is or was during the last three years a party to any material contract, agreement or understanding, business arrangement or relationship with the Company.

     Section 2.19. Contracts and Other Agreements. Section 2.19 of the Disclosure Schedule sets forth all of the following contracts and other agreements to which the Company is a party or by or to which assets or properties are bound or subject: (i) contracts and other agreements with any current or former officer, director, employee, consultant, agent or other representative requiring payments of more than $50,000 in any one year; (ii) contracts and other agreements relating to the licensing, protection or use of intellectual property; (iii) contracts and other agreements for the purchase or sale of materials, supplies, equipment, merchandise or services calling for a purchase price in any one year of more than $25,000 in any one case or in the aggregate for executory contracts with a single entity;

     (iv) contracts and other agreements for the sale of any of its assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets or properties;
(v) contracts and other agreements requiring the payment to any person of an override or similar commission or fee (other than sales agreements entered into in the ordinary course of business); (vi) contracts and other agreements relating to the borrowing of money; or (vii) any other contract or agreement calling for the payment in any one year of more than $50,000, whether or not made in the ordinary course of business. There have been made available to Misonix true and complete copies of all of the contracts and other agreements set forth in Section 2.19 of the Disclosure Schedule or in any other section of the Disclosure Schedule. Except as set forth in Schedule 2.19 of the Disclosure Schedule, all of such contracts and other agreements are valid and in full force and effect and binding upon the parties thereto in accordance with their terms, and the Company has paid in full or accrued all amounts due by it thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder, and is not in default under any of them, nor, to the knowledge of the Company, is any other party to any such contract or other agreement in default thereunder or does any condition exist that with notice or lapse of time or both would constitute a default thereunder. Except as separately identified in Section 2.19 of the Disclosure Schedule, the Company is not a party to or bound by any contract or other agreement that either individually or in the aggregate materially adversely affects the assets, properties, business, operations or condition (financial or otherwise) of the Company, or that was entered into other than in the ordinary course of business.

     Section 2.20. Full Disclosure. All documents, instruments and other materials delivered or to be delivered by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby are true and complete in all material respects. The information furnished by or on behalf of the Company to Misonix in connection with this Agreement and the transactions contemplated hereby does not and shall not contain any untrue statement of material fact and does not and shall not omit to state any material fact required to be stated therein or necessary to make the statements contained therein not false or misleading. There is no fact which the Company has not disclosed which materially adversely affects or, shall materially adversely affect, the assets, properties, operations, business, financial condition or prospects of the Company.

                                  ARTICLE III.

                            COVENANTS OF THE COMPANY

     Unless otherwise agreed in writing by the Company and Misonix, the Company shall comply with each of the following covenants:

      Section 3.1. Reservation of Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of (i) Series M Preferred Stock, solely for the purpose of allowing Misonix to purchase the Additional Shares, on the terms and subject to the conditions set forth in this Agreement, that number of shares of Series M Preferred Stock issuable upon such purchase of the Additional Shares; and (ii) Series M Common Stock, solely for the purpose of issuance upon the conversion of Series M Preferred Stock, that number of shares of Series M Common Stock issuable upon conversion of all outstanding Series M Preferred Stock (subject to adjustment as provided by the terms thereof).

      Section 3.2. Board of Directors. Effective as of the Closing Date, Michael
A. McManus, Jr. shall be elected as a fully voting member of the Board of Directors of the Company (the "Board of Directors"), as the representative of the Series M Preferred Stock and Series M Common Stock. If Michael A. McManus, Jr. ceases to be a director for any reason whatsoever, Misonix shall be entitled to nominate a successor, and the Company agrees that in submitting to the Company's shareholders or Board of Directors the name of any Misonix nominee for election as a director or in filling interim vacancies relating to any nominee, the Company will use its best efforts to cause the person so nominated by Misonix to be elected as director of the Company. Such Misonix nominee shall be permitted, at his option, to serve on all committees of the Board, including the Executive Committee.

      Section 3.3. Labeco Waiver. After the Closing, the Company shall attempt, in good faith, to obtain, and deliver to Misonix, a waiver signed by Laboratory Equipment Corp. ("Labeco") pursuant to which Labeco shall agree to waive its rights under that certain Manufacturing OEM Supply and Services Agreement between Labeco and the Company dated July 31, 1996, to the extent that such rights pertain to the manufacture of the Company's SBX platform.

     Section 3.4. Use of Proceeds. The Company agrees that the net proceeds from the sale of the Preferred Stock shall be used solely for the purposes described in Exhibit 3.4 attached hereto and substantially in accordance with the dollar amounts set forth in said Exhibit.

                                  ARTICLE IV.

                                MUTUAL COVENANTS

     The Company and Misonix mutually acknowledge and agree that contemporaneously with the execution and delivery of this Agreement they will enter into the following agreements:

      Section 4.1. SBX Engineering Development Agreement. The Company and Misonix will enter into an SBX Engineering Development Agreement pursuant to which the Company shall agree to obtain its requirements of engineering and testing development services relating to the Company's SBX platform from Misonix.

     Section 4.2. Research and Development Agreement. The Company and Misonix will enter into a Research and Development Agreement pursuant to which Misonix will receive the first option to license the Company's HIFU technology for the breast, liver and kidney applications. The Research and Development Agreement further provides that if Misonix furnishes additional funding for the development of any such applications of the HIFU technology, then the Company and Misonix will enter into an agreement whereby Misonix will receive certain rights to such technology to be mutually determined by the parties, contingent upon payment of mutually agreeable royalties and other fees within the then currently accepted terms for such an agreement.

                                    ARTICLE V.

                    REPRESENTATIONS AND COVENANTS OF MISONIX

     Section 5.1. Purchase for Investment. Misonix represents and warrants that it is acquiring the Preferred Stock, including any Additional Shares, and any Conversion Stock pursuant to the terms and conditions of this Agreement for investment only, for its own account, and not with a present view to the distribution or resale thereof. Misonix understands that the Preferred Stock and any Conversion Stock may not be sold or transferred unless they are subsequently registered under the Securities Act and any applicable state or other securities laws, or unless exemptions from registration under such laws are available. Misonix understands that no public market now exists for any of the Company's securities and that the Company has not given any assurance that a public market will ever exist for its securities. Misonix represents and warrants that: (i) it is an "accredited investor" as that term is defined in Regulation D of the Securities and Exchange Commission (Rule 501(a)) and all applicable state securities laws; (ii) the Company has given Misonix the opportunity to ask questions and receive answers concerning the Company and the Preferred Stock; (iii) the Company has made available to Misonix the opportunity to conduct such investigations and reviews as Misonix has requested to conduct and all of those investigations and reviews have been completed; and
(iv) the Company did not offer the Preferred Stock to Misonix by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

      Section 5.2. Transfer Legends and Restrictions. Misonix hereby acknowledges that the Preferred Stock and any Conversion Stock issued to it shall be imprinted with a conspicuous legend in substantially the following form (unless otherwise permitted under this Agreement):

      THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR ASSIGNED EXCEPT (i) PURSUANT TO REGISTRATIONS UNDER APPLICABLE SECURITIES LAWS, OR (ii) IF, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, THE PROPOSED TRANSFER MAY BE EFFECTED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT REGISTRATION.

     Upon the request of a holder of any Preferred Stock or any Conversion Stock, accompanied by an opinion of Ice Miller Donadio & Ryan or other counsel selected by the holder, which opinion and other counsel are reasonably satisfactory to the Company, to the effect that a transfer by the holder will not violate the Securities Act or applicable state or other securities laws, the Company shall remove the legend from the Preferred Stock or any Conversion Stock held by the holder or shall issue to the holder a new certificate for the Preferred Stock or Conversion Stock without the transfer legend.

      Section 5.3. Authority; Validity; Organization. Misonix represents and warrants to the Company that:

     (a) the execution and delivery of each of the Investment Documents to which Misonix is a party and the consummation by Misonix of the transactions contemplated by the Investment Documents have been duly authorized by all necessary action of the Board of Directors of Misonix;

     (b) the Investment Documents executed and delivered by Misonix represent valid and binding obligations of Misonix enforceable against Misonix in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies;

     (c) the execution and delivery of each of the Investment Documents to which Misonix is a party and the consummation by Misonix of the transactions contemplated by such Investment Documents will not conflict with or violate any provision of the Articles of Incorporation or Bylaws of Misonix or any other agreement to which Misonix is a party or violate any law, regulation, judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to Misonix or the properties or assets of Misonix; and

     (d) Misonix is duly organized, validly existing, and in good standing under the laws of the State of New York and has filed all reports that it is required to file with the Secretary of State of New York and all other governmental authorities as required to maintain the corporate status and existence of Misonix.

                                  ARTICLE VI.

                             CLOSING AND DELIVERIES

      Section 6.1. Closing. The closing of the transactions contemplated by this Agreement and the other Investment Documents ("Closing") is being held simultaneously with the execution and delivery of this Agreement in the offices of Ice Miller Donadio & Ryan, counsel to the Company, on May 3, 1999 (the "Closing Date"). All of the agreements, documents, certificates, and instruments delivered by each party at the Closing are hereby deemed and acknowledged by the parties to have been delivered simultaneously.

      Section 6.2. Items Delivered by the Company at Closing. The Company hereby delivers, or causes to be delivered, to Misonix the following:

     (a) certificate evidencing the Preferred Stock;

     (b) an opinion of Ice Miller Donadio & Ryan, counsel of the Company, in the form attached hereto as Exhibit 6.2;

     (c) a Compliance Certificate of the Company signed by the Company's president and chief executive officer;

     (d) Restated Certificate of Incorporation of the Company, as described in
Section 1.1, certified as true, complete and correct by the Secretary of the Company;

     (e) Amended and Restated By-laws of the Company, as provided in Section 2.1, certified as true, complete and correct by the Secretary of the Company;

     (f) SBX Engineering Development Agreement, as provided in Section 4.1;

     (g) Research and Development Agreement, as provided in Section 4.2; and

     (h) Second Amended and Restated Shareholders' Agreement signed by the Company and the Company's other shareholders.

      Section 6.3. Items Delivered by Misonix at Closing. Misonix hereby delivers, or causes to be delivered, to the Company the following:

     (a) the Purchase Price by wire transfer of funds to the account designated in writing by the Company;

     (b) an opinion letter of Hartman & Craven LLP, counsel to Misonix, in the form of Exhibit 6.3;

     (c) a Compliance Certificate of Misonix signed by Misonix's president and chief executive officer;

     (d) SBX Engineering Development Agreement;

     (e) Research and Development Agreement; and

     (f) Second Amended and Restated Shareholder's Agreement, signed by Misonix.

      Section 6.4. Other Documents. The parties to this Agreement shall in good faith execute and deliver such other and further instruments, assignments, or documents and take such other actions as may be reasonably requested from time to time by the other party hereto as may be necessary or advisable to carry out the transactions contemplated by this Agreement.

                                  ARTICLE VII.

                                 INDEMNIFICATION

      Section 7.1. Indemnification Obligation of the Company. From and after the date hereof and until the end of the statute of limitations applicable to such claim, the Company hereby agrees to indemnify, defend and hold harmless Misonix and its successors and assigns (a "Misonix Indemnified Party") from and against and in respect of any and all actions, suits, claims, damages, losses, deficiencies, liabilities, costs and expenses (including reasonable legal fees and expenses) incurred or suffered by any Misonix Indemnified Party that result from, relate to or arise out of:

          (i) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Misonix Indemnified Party that relate to the Company in which the principal event giving rise thereto occurred prior to the date hereof or which result from or arise out of any action or inaction prior to the date hereof of the Company or any director, officer, employee, agent, or representative of the Company; and

          (ii) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of the Company under this Agreement.

     Section 7.2. Indemnification Obligation of Misonix. From and after the date hereof and until the end of the statute of limitations applicable to such claim, Misonix hereby agrees to indemnify, defend and hold harmless the Company and its successors and assigns (a "Company Indemnified Party") from and against and in respect of any and all actions, suits, claims, damages, losses, deficiencies, costs and expenses (including reasonable legal fees and expenses) incurred or suffered by any Company Indemnified Party that result from, relate to or arise out of, any inaccuracy or breach of any of the following representations: (i) the representations set forth in Section 5.1, excluding those contained in subsections (ii), (iii) and (iv) thereof; and (ii) the representations contained in Sections 5.2 and 5.3.

    Section 7.3. Method of Asserting Claims, Etc. In case any claim, demand or assessment is asserted or suit, action or proceeding (collectively a "Claim") commenced against a Misonix or Company Indemnified Party (collectively the "Indemnified Party") and it notifies the Company or Misonix, as the case may be (collectively the "Indemnitor") of the commencement thereof, if the Indemnitor acknowledges its indemnification obligations therefor hereunder, then, the Indemnitor shall be entitled to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, with counsel satisfactory to the Indemnified Party, whose consent to the selection of counsel shall not be unreasonably withheld. After notice from the Indemnitor to the Indemnified Party of its election so to assume the defense, conduct or settlement thereof, the Indemnitor shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense, conduct or settlement thereof;

provided, however, that if the Indemnified Party has any separate defenses from those of the Indemnitor, the Indemnified Party shall have the right to be represented by its own counsel at the Indemnitor's expense. The Indemnified Party shall have the right in any event to participate in any such defense with its own counsel at its own expense. The Indemnified Party will cooperate with the Indemnitor in connection with any such Claim and make personnel, books and records relevant to the Claim available to the Indemnitor at the Indemnitor's expense. In the event that the Indemnitor fails timely to defend, contest or otherwise protect against any such Claim, the Indemnified Party shall have the right to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnitor, including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such Claim or compromise or settlement thereof.

      Section 7.4. Basket; Cap. Neither Indemnitor shall be liable to the Indemnified Party for any Claim (except if the Claim is based on a breach of the representations set forth in Sections 2.3 or 5.1, excluding those contained in subsections (ii), (iii) and (iv) of Section 5.1), unless and until the total of all damages or losses incurred with respect to all such Claims exceeds $25,000. Notwithstanding anything herein to the contrary, neither Indemnitor shall be liable to the Indemnified Party under this Agreement for more than the aggregate Purchase Price (together with the Additional Purchase Price if paid as contemplated under this Agreement), less an offset equal to the aggregate of any cash dividends paid on the Preferred Stock and the Additional Shares.

      Section 7.5. Expiration of Representations, Warranties and Indemnities. Notwithstanding anything in this Agreement to the contrary, the representations and warranties in Section 2.10 shall survive the Closing and expire upon the expiration of the statute of limitations with respect to the matters underlying such representations and warranties, and the Company shall have no indemnification or other obligation with respect to any such Claim based on those representations or warranties unless written notice thereof is given prior to the expiration of the applicable statute of limitations. The representations and warranties in Section 2.3 shall survive the Closing indefinitely. All other representations, warranties, covenants and agreements shall survive the Closing and expire on the third anniversary of the Closing Date and the Indemnitor shall have no indemnification or other obligation with respect to any Claim based on a breach of any of those representations, warranties, covenants or agreements unless written notice of a Claim therefor is received prior to the expiration of the third anniversary of the Closing.

                                  ARTICLE VIII.

                                  MISCELLANEOUS

      Section 8.1. Amendment and Certain Waivers. This Agreement may be amended or modified only by a written agreement executed by the Company and Misonix.

     Section 8.2. Benefit of Parties; Assignability. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

     Section 8.3. Confidentiality. Misonix shall use all best efforts to keep confidential all information provided to it under the terms and conditions of this Agreement and which is not in the public domain. No party to this Agreement shall make any public announcement of the transactions contemplated by this Agreement unless the form and substance of the announcement is mutually agreed upon by all parties, which agreement shall not be unreasonably withheld or delayed, or unless public disclosure is required by law.

      Section 8.4. Cooperation. The parties agree that after the Closing they will from time to time, upon the request of any other party and without further consideration, execute, acknowledge, and deliver in proper form any further instruments and take such other action as any other party may reasonably require to carry out effectively the transactions contemplated by the Investment Documents.

     Section 8.5. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 8.6. Entire Agreement. This Agreement, including any Exhibits and the Disclosure Schedule, and the other Investment Documents contain the entire understanding of the parties with respect to the subject matter in the Investment Documents. There are no representations, promises, warranties, covenants, or undertakings other than those expressly set forth or provided for in each of the Investment Documents. This Agreement and the other Investment Documents supersede all prior agreements and understandings between the parties with respect to the transactions contemplated by this Agreement and the other Investment Documents.

     Section 8.7. Governing Law and Choice of Forum. All questions concerning the relative rights of the Company and its shareholders shall be governed by the laws of the State of Delaware.

     Section 8.8. Interpretation. The terms and conditions of this Agreement represent the results of bargaining and negotiations among the parties, each of which has been represented by counsel of its own selection, and none of which has acted under duress or compulsion, whether legal, economic or otherwise, and represent the results of a combined draftsmanship effort. Consequently, the terms and conditions hereof shall be interpreted and construed in accordance with their usual and customary meanings and the parties hereby expressly waive and disclaim in connection with the interpretation and construction hereof any rule of law or procedures requiring otherwise, specifically including but not limited to any rule of law to the effect that ambiguous or conflicting terms or conditions contained herein shall be interpreted or construed against the party whose counsel prepared this Agreement or any earlier draft hereof.

     Section 8.9. Disclosure. Any material set forth in this Agreement or any of the Disclosure Schedule sections shall be deemed to be repeated and set forth in any other appropriate place in this Agreement or the Disclosure Schedule without the necessity of such material being set forth in each such place.

     Section 8.10. Notices. All notices, requests, demands, or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and delivery shall be deemed sufficient in all respects and to have been duly given on the date of service if delivered personally or by facsimile transmission if receipt is confirmed by the party giving notice or on the third day after mailing if mailed by first-class mail, return receipt requested, postage prepaid, and properly addressed as follows:

     If to the Company, to: Focus Surgery, Inc.
                                   3940 Pendleton Way
                                   Indianapolis, Indiana 46226
                                   Attention: David P. Quigley
                                   Facsimile: (317)541 - 1581

     Copy to:                      Ice Miller Donadio & Ryan
                                   One American Square, Box 82001
                                   Indianapolis, Indiana 46282-0002
                                   Attention: Richard J. Thrapp
                                   Facsimile: (317)236-2219

     If to Misonix to:             Misonix, Inc.
                                   1938 New Highway
                                   Farmingdale, New York 11735
                                   Attention: Michael A. McManus, Jr.
                                   Facsimile: (516)694-9412

     Copy to:                      Hartman & Craven LLP
                                   460 Park Avenue
                                   New York, New York 10022
                                   Attention: Edward I. Tishelman
                                   Facsimile: (212)688-2870

or to any other address as may be specified in writing by any of the above.

     Section 8.11. Table of Contents and Captions. The Table of Contents and captions of the Articles and Sections of this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provision of this Agreement.

     Section 8.12. Validity of Provisions. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. Should any part of this Agreement for any reason be declared by any court of competent jurisdiction to be invalid, that decision shall not affect the validity of the remaining portion, which shall continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated, it being the intent of the parties that they would have executed the remaining portion of the Agreement without including any part or portion that may for any reason be declared invalid.

      Section 8.13. Waiver of Breach. Neither any waiver of any breach of, nor any failure to enforce any term or condition of, this Agreement shall operate as a waiver of any other breach of any term or condition, nor constitute nor be deemed a waiver or release of any other rights, in law or at equity, or claims that any party may have against any other party for anything arising out of, connected with, or based upon this Agreement. No waiver shall be enforceable against any party hereto unless set forth in a written instrument or agreement signed by that party. No waiver shall be deemed to occur as a result of the failure of any party to enforce any term or condition of this Agreement.

      Section 8.14. Brokers' and Finders' Fees. Each of the Company and Misonix represent that it has not used or retained any broker or finder in connection with the transactions contemplated hereby, other than McDonald & Company Securities, Inc., the fees of which shall be paid by the Company.

                                   ARTICLE IX.

                                   DEFINITIONS

     As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Affiliate" or "Affiliates" means any Person that directly or indirectly controls, or is under common control with, or is controlled by another Person or a subsidiary of another Person. As used in this definition, "control" (including its correlative meanings "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies of any other Person (whether through ownership of securities or partnership or other ownership interest, by contract or otherwise); provided, however, any Person that owns, directly or indirectly, any general partnership interest in another Person that is a general partnership or 50% or more of the securities having ordinary voting power for the election of directors, managers, or other governing body of any other Person shall be deemed to control the other Person.

     "Agreement" means this Investment Agreement as from time to time amended in accordance with the provisions hereof

     "Audited Financial Statements" has the meaning specified in Section 2.7.

     "Board of Directors" has the meaning specified in Section 3.2.

     "Closing" has the meaning specified in Section 6.1.

     "Closing Date" has the meaning specified in Section 6.1.

     "Code" means the Internal Revenue Code of 1986, as amended, any successor federal statute and the rules and regulations issued thereunder as from time to time in effect.

     "Commission" means the United States Securities and Exchange Commission (or any other Federal agency at that time administering the Securities Act).

     "Common Stock" means the common stock, without par value, of the Company.

     "Company" means Focus Surgery, Inc.

     "Conversion Stock" means the issuance of Series M Common Stock upon the conversion of Series M Preferred Stock.

     "Disclosure Schedule" means the books, records, Financial Statements, other financial and accounting records and reports, documents and other written materials concerning the Company and its business, operations, finances and affairs prepared by the Company and forming an integral part of this Agreement.

     "Financial Statements" has the meaning specified in Section 2.7.

     "GAAP" means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination. Unless otherwise specifically stated herein, use of the term "GAAP" means that such principles are applied and maintained on a consistent basis for the Company throughout the period indicated and consistent with the prior financial practices of the Company as reflected on the Financial Statements so as to properly reflect the financial condition, and the results of operations and cash flow of the Company (subject to the lack of footnote disclosure and changes resulting from normal year-end adjustments).

     "HIFU" means High Intensity Focused Ultrasound.

     "Intellectual Property," collectively includes patents, trade secrets, copyrights, trademarks, service marks, trade names, trade dress and technical data, whether patentable or not, and all other intellectual property which the Company believes is necessary to carry on its business as it is presently conducted.

     "Interim Financial Statements" has the meaning specified in Section 2.7.

     "Investment Documents" means this Agreement, the Shareholders' Agreement and all other agreements, instruments, documents, or certificates necessary to effectuate the transactions contemplated therein.

     "IRS" means the United States Department of Treasury, Internal Revenue Service and any successor thereto.

     "Laws" means all federal, state, local and foreign laws, regulations, ordinances and orders, including without limitation those relating to environmental protection, conservation, occupational safety and health, securities, and equal employment opportunity.

     "Permits" means all federal, state, local and foreign governmental licenses, franchises, consents, approvals and permits.

     "Person" means individually a corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

     "Preferred Stock" has the meaning specified in Section 1.1.

     "Purchase Price" has the meaning specified in Section 1.1.

     "Securities Act" means the Securities Act of 1933, as amended, and any similar or successor federal statute and the rules and regulations of the Commission thereunder.

     "Shareholders' Agreement" means the Second Amended and Restated Shareholders' Agreement dated as of the date hereof among the Company and its shareholders.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

                                        FOCUS SURGERY, INC.

                                        By: _________________________________

                                        Name: ______________________________

                                        Title: ________________________________

                                        MISONIX, INC.

                                        By: _________________________________

                                        Name: ______________________________

                                       Title: ________________________________

                         INDEX OF SCHEDULES AND EXHIBITS


Number                     Description

Schedule 1.1               Preferred Stock calculation

Exhibit 1.1                Restated Certificate of Incorporation of the Company


Exhibit 3.4                Use of Proceeds

Exhibit 6.2                Opinion letter of Ice Miller Donadio & Ryan


Exhibit 6.3                Opinion letter of Hartman & Craven LLP